Exhibit 99.1

191 Mason Street
Greenwich, CT 06830
+1 203-629-9595

For Immediate Release	Contact:
Douglas R. Jamieson
President & CEO
(203) 629-2726

Associated Capital Group Announces Record and Distribution Dates
for Spin-Off of Morgan Group Holding Co.

Greenwich, CT, July 20, 2020 – Associated Capital Group, Inc. (NYSE: AC) (“Associated Capital” or “AC”), today announced the timing and details regarding  its previously announced spin off distribution of its entire controlling ownership position in its substantially owned and controlled subsidiary, Morgan Group Holding Co. (OTC: MGHL) (“Morgan Group” or “MGHL”).

The AC board of directors (the “Board”) has established the record date of July 30, 2020, and the distribution date of August 5, 2020. The distribution is subject to the satisfaction or waiver of certain conditions as set forth in Morgan Group’s Registration Statement on Form S-1 (the “Prospectus”).

Based on the expected distribution ratio, on the distribution date, AC stockholders of record as of 5:00 p.m., New York City time, on the record date will be eligible to receive, approximately 0.022317 shares of MGHL common stock for each share of AC common stock they hold on the record date.

No action or payment is required by AC stockholders to receive the shares of MGHL common stock. Stockholders who hold AC common stock on the record date will receive a book-entry account statement reflecting their ownership of MGHL common stock or their brokerage account will be credited with shares of MGHL common stock. No fractional shares will be distributed. Instead, in lieu thereof, fractional shares will be aggregated into whole shares and sold in the open market and a pro rata amount of the net cash proceeds will be distributed to AC stockholders otherwise entitled to fractional shares. The Prospectus, which contains details regarding the distribution of the MGHL common stock and MGHL’s business and management, will be mailed to AC stockholders.

For U.S. federal income tax purposes, Associated Capital’s U.S. stockholders (other than those subject to special rules) generally will not recognize gain or loss as a result of the distribution of MGHL shares, except with respect to any cash received by AC stockholders in lieu of fractional shares. AC stockholders are urged to consult with their tax advisors with respect to the U.S. federal, state and local or foreign tax consequences, as applicable, of the spin-off.

Shares of AC common stock will continue to trade “regular way” on the New York Stock Exchange under the existing symbol “AC” with an entitlement for the purchaser to receive shares of MGHL common stock subject to the distribution if purchased prior to the ex-dividend date, which is expected to be July 29, 2020, one business day prior to the record date. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling AC common stock by the close of business prior to the ex-dividend date.

A registration statement relating to the shares subject to the distribution has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Associated Capital Group, Inc.

Associated Capital, based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along three core pillars: Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include the timing of “regular way” trading, conditions of the distribution, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10-K and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.